UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 13, 2009
LIGHTING SCIENCE GROUP CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20354	23-2596710

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2100 McKinney Avenue, Suite 1515, Dallas, Texas 75201
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (214) 382-3630
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.
On February 2, 2009, Lighting Science Group Corporation, a Delaware corporation (the “Company”), executed that certain employment letter related to the Company’s employment of Roland J. Bopp (the “Bopp Letter”). Pursuant to the Bopp Letter, Mr. Bopp will serve as the Company’s Chief Operating Officer, effective as of March 1, 2009, succeeding Ken Honeycutt. The Company is engaged in discussions with Mr. Honeycutt, formerly President and Chief Operating Officer of the Company, on his future role with the Company.
The Bopp Letter is terminable at will with or without notice by the Company. Under the Bopp Letter, Mr. Bopp is entitled to an annual base salary of $225,000 and benefits generally available to other employees of the Company. During the first year of his employment, Mr. Bopp is also entitled to the rental value of an apartment in the Westampton, New Jersey area and a car allowance not to exceed $1,200 per month. The Company may also pay Mr. Bopp bonuses at such times and in such amounts as the Board of Directors of the Company determines. Subject to the approval of the Board of Directors of the Company, Mr. Bopp is entitled to participate in the Company’s existing 2005 Equity-Based Compensation Plan, as amended and restated. If Mr. Bopp’s employment is terminated by the Company without “Cause,” then Mr. Bopp will be entitled to severance pay equal to three months’ base salary. If Mr. Bopp’s employment is terminated due to a change of control of the Company, then Mr. Bopp will instead be entitled to severance pay equal to six months’ base salary.
A copy of the Bopp Letter is filed as Exhibit 10.1 to this current report on Form 8-K and is incorporated herein by reference. You are encouraged to read the Bopp Letter for a more complete understanding of its terms. The foregoing description of the Bopp Letter is qualified in its entirety by reference to the full text of the Bopp Letter.
Section 5 — Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
As disclosed in Item 1.01, effective as of March 1, 2009, Mr. Honeycutt will no longer serve as the Company’s President and Chief Operating Officer.
Effective as of March 1, 2009, the Company appointed Roland J. Bopp as Chief Operating Officer of the Company. As disclosed in Item 1.01, Mr. Bopp’s employment with the Company is subject to the Bopp Letter.
Mr. Bopp, 56, most recently served as President and Chief Operating Officer of IX Energy Inc., a company engaged in manufacturing and distributing renewable energy products. Prior to his service with IX Energy, from June 2007 until April 2008, Mr. Bopp served as a Senior Consultant to the chief executive officers and boards of directors of Janina Resources Ltd., a company engaged in exploring and developing mineral resource properties in Canada, and International Beryllium Corp., an affiliate of Janina Resources Ltd. and a company engaged in producing, processing and supplying beryllium. From December 2006 until June 2007, Mr. Bopp served as a Senior Advisor to the chief executive officer of IntelleCom, a company based in Ukraine and engaged in the operation of a fixed wireless broadband communication network that provides communication services to business and residential customers. From April 2006 until November 2006, Mr. Bopp served as the Chief Executive Officer and a member of the board of directors of Billing Services Group Limited, a company that provides clearing, settlement, payment and financial risk management services. From August 2003 until March 2006, Mr. Bopp served as the General Manager of Convergence Capital Management, a private equity fund, and as an officer and a director of several companies in which Convergence Capital Management held investments.
In addition, prior to August 2003, Mr. Bopp has served in the following roles: Executive Vice President of Hochtief Inc./Turner Construction Company, a global engineering and construction management company; Chairman, President and Chief Executive Officer of the Americas for Deutsche Telekom Inc.; Executive Vice President and member of the operating board of Mannesmann Corporation, a global engineering and telecom service company, in New York, New York; and Managing Director/Vice President of Mannesmann Corporation in Düsseldorf, Germany.
The Company understands that Mr. Bopp is presently negotiating an agreement with Pegasus Capital Advisors, L.P. to become an operating advisor for Pegasus Capital Advisors, L.P.
See also Item 1.01 of this report. The information in Items 1.01 and 9.01 of this report is incorporated in this Item 5.02 by reference.
Section 7 — Regulation FD

Item 7.01	Regulation FD Disclosure.
The Company elects to disclose the information contained in the press release furnished as Exhibit 99.1 hereto through Form 8-K pursuant to Regulation FD.
Section 9 — Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit
No.	Description of Exhibit
10.1	Employment Letter, dated as of February 2, 2009, from Lighting Science Group Corporation to Roland J. Bopp.
99.1	Press release dated as of March 13, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTING SCIENCE GROUP CORPORATION
Date: March 13, 2009	By:	/s/ Stephen Hamilton
		Name:	Stephen Hamilton
		Title:	Vice President — Finance

INDEX OF EXHIBITS

Exhibit
No.	Description of Exhibit
10.1	Employment Letter, dated as of February 2, 2009, from Lighting Science Group Corporation to Roland J. Bopp.
99.1	Press release dated as of March 13, 2009.